UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2017

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-55424	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing of the office property containing two buildings (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
Oakland City Center
On August 18, 2017, KBS Strategic Opportunity REIT II, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Oakland City Center Owner”), acquired an office property containing two buildings with an aggregate of 367,357 rentable square feet located on approximately 1.1 acres of land in Oakland, California (“Oakland City Center”). The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company's external advisor.
The purchase price of Oakland City Center was $155.0 million plus closing costs.  The Company funded the purchase of Oakland City Center with proceeds from its ongoing initial public offering and proceeds from the Oakland City Center Mortgage Loan (described below).
The buildings of Oakland City Center were completed in 1985 and 1990. As of August 18, 2017, Oakland City Center was approximately 92% leased to 45 tenants. The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of Oakland City Center is approximately $12.3 million. The current weighted-average remaining lease term for the tenants is approximately 3.6 years. The current weighted-average annual rental rate (net of rental abatements) over the remaining lease term is $39.43 per square foot.
ITEM 2.03 CREATION OF A DIRECT OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On August 18, 2017, in connection with the acquisition of Oakland City Center, the Oakland City Center Owner entered into a loan agreement with Bank of America, N.A., an unaffiliated lender, for borrowings of up to $103.4 million (the “Oakland City Center Mortgage Loan”). As of August 18, 2017, $94.5 million had been disbursed to the Oakland City Center Owner with the remaining $8.9 million available for future disbursements to be used for tenant improvements and leasing commissions, subject to certain terms and conditions contained in the loan documents.
The Oakland City Center Mortgage Loan matures on September 1, 2022. The Oakland City Center Mortgage Loan bears interest at a floating rate of 175 basis points over one-month LIBOR. Monthly payments are initially interest only. Beginning October 1, 2020, monthly payments will include principal and interest with principal payments of $110,000 or, in the event the Oakland City Center Owner repays any principal of the loan amount, with principal payments calculated using an amortization schedule of 30 years and an annual interest rate of 6.0%, subject to certain terms and conditions contained in the loan documents. The Oakland City Center Owner has the right to prepay the loan in full or in part without fee, premium or penalty subject to certain terms and conditions as described in the loan documents.
KBS SOR US Properties II LLC (“SOR US Properties II”), the Company's indirect wholly owned subsidiary, provided a guaranty of (i) the principal balance and any interest or other sums outstanding under the Oakland City Center Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the Oakland City Center Owner, SOR US Properties II or any affiliate thereof, and (ii) the payment of certain liabilities, losses or damages incurred by the lender as a result of certain intentional acts committed by Oakland City Center Owner, the fraud or intentional misrepresentation by Oakland City Center Owner or KBS SOR US Properties II in connection with the loan or the loan documents, the transfer of Oakland City Center Owner’s interest in the property in violation of the loan documents , and in the event of certain bankruptcy or insolvency proceedings involving Oakland City Center Owner, KBS SOR US Properties II or any affiliate thereof.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before November 3, 2017, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: August 22, 2017	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary